FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

This First Amendment (this “First Amendment”) to that certain Equity Purchase Agreement by and among Amedisys Personal Care, LLC, a Delaware limited liability company (“Buyer”), Associated Home Care, LLC, a Massachusetts limited liability company formerly named Associated Home Care, Inc. (the “Company”), Elder Home Options, LLC, a Massachusetts limited liability company (“EHO” and together with the Company, the “Acquired Companies”), Michael Trigilio (“Seller”), and Amedisys, Inc., a Delaware corporation (“Amedisys”), dated as of February 5, 2016 (the “Purchase Agreement”), is made and entered into and effective on the 18th day of May, 2018, by and among Buyer, the Company, EHO, Seller and Amedisys. Buyer, the Company, EHO, Seller and Amedisys are sometimes collectively referred to herein as the “Parties” and each, a “Party.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.
RECITALS
WHEREAS, the Closing occurred on March 1, 2016, and, pursuant thereto, Buyer acquired (i) one hundred percent (100%) of the membership interest of the Company, and (ii) one hundred percent (100%) of the membership interest of EHO (collectively, the “Equity Interests”);

WHEREAS, Section 1.03 of the Purchase Agreement provides that, as additional consideration for Seller’s sale of the Equity Interests to Buyer, Seller shall be eligible to receive certain Contingent Payments, up to an aggregate amount of approximately $10.1 million (prior to any withholdings required by law and to be reported as compensation by Seller), based on the achievement by the Acquired Companies of certain identified minimum EBITDA thresholds for five measurement periods ending on each of the first through fifth anniversaries of the Closing Date (each, a “Measurement Period”), and provided Seller satisfies certain employment conditions specified in the Purchase Agreement;

WHEREAS, both the First Measurement Period and the Second Measurement Period have ended and no Contingent Payments have been earned by Seller pursuant to Section 1.03 of the Purchase Agreement;

WHEREAS, in view of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, (x) the Parties desire to amend the Purchase Agreement to, inter alia, delete Section 1.03 therefrom, and (y) Seller desires to fully, completely and irrevocably release and discharge Amedisys, Buyer, the Company and their respective Affiliates from any obligations pursuant to Section 1.03 of the Purchase Agreement, including, without limitation, any obligation to make any Contingent Payments as well as any related reporting and accounting obligations thereunder.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Seller and the other Parties, the Parties hereby agree as follows:

1.Amendment of Section 1.03. Section 1.03 of the Purchase Agreement is hereby amended and restated in its entirety as follows: “Reserved.”

2.Amendment of Section 9.02(d). In view of the amendment to Section 1.03 of the Purchase Agreement, Section 9.02(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows: “Reserved.”

3.Seller Acknowledgment and Release. Seller hereby acknowledges that no Contingent Payments were earned or are due and payable to him pursuant to Section 1.03 of the Purchase Agreement for either the First Measurement Period or the Second Measurement Period. Further, Seller hereby fully, completely and irrevocably releases and discharges Amedisys, Buyer, the Company and their respective Affiliates from any prior, existing or future obligations pursuant to Section 1.03 of the Purchase Agreement, whether relating to the First Measurement Period, the Second Measurement Period, or any remaining Measurement Period, including, without limitation, any obligation to make any Contingent Payments as well as any related reporting, accounting or other obligations thereunder.

4.Seller Indemnity. Seller hereby covenants and agrees that he will defend and indemnify the Buyer Indemnitees against and hold them harmless from any Losses suffered or incurred by any Buyer Indemnitee to the extent such Loss results from any third party alleging that its rights have been adversely affected by this First Amendment.

5.	General Provisions.
(a)    Counterpart Execution. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument. For purposes hereof, facsimile and electronically scanned copies hereof and facsimile and electronically scanned signatures hereof shall be authorized and deemed effective.
(b)    Recitals. The Recitals set forth hereinabove are incorporated into this First Amendment and made a part hereof.
(c)    Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
(d)    Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.
(e)    Amendment. This First Amendment may be amended, modified, extended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties.
(f)    Continued Effectiveness. Except as amended by this First Amendment, all terms and provisions of the Purchase Agreement shall continue in full force and effect and remain unchanged.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first set forth above.

BUYER:

AMEDISYS PERSONAL CARE, LLC

By: /s/ Paul Kusserow
Name: Paul Kusserow
Its: President and Chief Executive Officer

AMEDISYS:

AMEDISYS, INC.

By: /s/ Paul Kusserow
Name: Paul Kusserow
Its: President and Chief Executive Officer

COMPANY:

ASSOCIATED HOME CARE, INC.

By: /s/ Michael Trigilio
Name: Michael Trigilio
Its: President Personal Care

EHO:

ELDER HOME OPTIONS, LLC

By: /s/ Michael Trigilio
Name: Michael Trigilio
Its: President Personal Care

SELLER:

MICHAEL TRIGILIO

/s/ Michael Trigilio